Exhibit 10.73

Loan Agreement

Agreement No.: (An Tong) Nong Xin Jie Zi 2010322 No.2

Lender: Tongye Credit Association of Anyang Rural Credit Cooperation Association

Borrower: Henan Shuncheng Group Coal Coke Co., Ltd

In accordance with the applicable state laws and regulations, this Agreement is concluded through friendly consultation by both parties.

1.	Amount, Use and Term of the Loan:

1.1	Currency, Amount of the Loan (Written in Capital): RMB Thirty Million.

1.2	Use of the Loan: Purchase of raw coal.

1.3	Term of the Loan: From 2010-03-22 to 2011-03-22.

1.4	Where there is any inconsistency between the amount, loan date, repayment date stipulated in this Agreement and the stipulations on the Loan Note, the Loan note shall prevail.

2.	Interest Rate of the Loan, Method for Repayment of Loan and Default Interest:

2.1	Interest Rate: the applicable monthly interest rate is 8.85‰.

2.2	Repayment of Principal

2.2.1	The Borrower shall repay the principal of the Loan on schedule in accordance with the Agreement.

2.2.2	The Lender’s agreement is necessary if the Borrower can return the Loan ahead of time. The interest applicable to the part of the Loan repaid ahead of time shall be calculated by the rate of 8.85‰.

2.3	Interest Settlement

2.3.1
The interest on the loan hereunder shall be paid per month/quarter, and the interest settlement date is the twentieth day of each month /end of the month of each quarter. If payment for the last installment is not on the settlement date, the interest shall be paid together with the principal.

2.3.2	The Lender is entitled to collect interest payable from any account opened by the Borrower with the Lender if the Borrower doesn’t pay interest on time.

2.4	Default Interest

2.4.1
If the Borrower fails to repay in accordance with the stipulated time herein, the Lender may charge a default interest which is calculated by raising 50% on basis of the interest rate specified in this Agreement.

2.4.2
If the Borrower fails to comply with the usage of the Loan stipulated herein, the Lender may charge a default interest which is stipulated by raising 100% on the basis of the interest rate specified in this Agreement.

3.	Granting of the Loan

3.1	Method of granting the Loan

3.1.1	The Lender shall put the Loan under this Agreement into the Borrower’s deposit account with the Lender. The account number is: ;

3.1.2	The Lender put the Loan under this Agreement into the bank card appointed by the Borrower. The bank card number is: ________________ ;

3.1.3	When meets the relevant stipulations of the Lender, the Borrower may draw the Loan under this Agreement in cash.

3.2	The Lender is entitled to refuse to grant the Loan before all of the following conditions are met:

3.2.1   The Borrower has settled the prescribed procedures as licensing, approval and registration by relevant government sectors, as well as other procedures required by the Lender.

3.2.2   The Guaranty Agreement (Suretyship, Mortgage, Pledge) under this Agreement has become effective.

3.2.3   The operating and financial status of the Borrower has no significant adverse changes.

3.2.4   The Borrower has not breached this Agreement.

4.	Guaranty of the Loan

Guaranty of the Loan is in the form of Suretyship (Suretyship, Mortgage, Pledge). The Suretyship Agreement is an ancillary Agreement of this Agreement and it shall be entered into by the parties separately.

5.	Loan Extension

The Borrower’s application for a loan extension shall be agreed by the Lender and made to the Lender within 15 days before the expiration date of repayment.

6.	Rights and Obligations of the Lender

6.1	The Lender is entitled to require the Borrower to repay principal and interest of the Loan on schedule and pay relevant fees under this Agreement.

6.2	The Lender is entitled to require the Borrower to provide documents and materials relevant to the Loan.

6.3
The Lender is entitled to know, look up and ask for relevant materials and documents about all kinds of operating and financial activities and significant legal disputes of the Borrower (including but not limited to: information about all the deposit banks, account numbers, amount of deposit and amount of loan, bank reconciliation statements, loan notes or loan cards of the Borrower; documents issued by the Borrower’s Board of Shareholders, Board of Directors, Board of Supervisors, and documents, announcements and official letters issued by the higher authorities or authorities concerned; investments and holdings of the senior management and legal representative, their full-time or part-time work inside or outside the enterprise, exit or entry and other significant activities. ).

6.4	The Lender is entitled to supervise the Borrower to use the Loan in accordance with this Agreement.

6.5
The Lender is entitled to draw the principal, interest, compound interest, default interest and other fees payable by the Borrower according to this Agreement from the Borrower’s account in any financial organization in accordance with this Agreement or applicable laws and regulations.

6.6
If the amount the Borrower repays is not enough to repay the principal and interest, the Lender is entitled to decide the priority to pay the principle, interest, default interest, compound interest or other fees.

6.7
The Lender may implement credit sanctions to the Borrower if the latter evade the supervision of the former, default to repay the principal and interest, or has other activities severely breach the Agreement. The Lender may also report the Borrower’s breach of Agreement to the relevant authorities or departments as well as implement collection notice by news media.

6.8	Grant the Loan to the Borrower in accordance with this Agreement.

7.	Rights and Obligations of the Borrower

7.1	The Borrower is entitled to obtain and use the Loan in accordance with the provisions set forth in this Agreement.

7.2	The Borrower shall use the loan in accordance with the provisions set forth herein.

7.3	The Borrower shall repay the principal and interest to the Lender in full and on time.

7.4
The Borrower shall honestly offer documents and materials relevant to the Loan and actively coordinate with and assist the Lender to check, investigate and supervise the Borrower’s implementation of this Agreement, use of the Loan, and producing, operating and financial activities.

7.5	The Borrower shall assume the fees under this Agreement, which including but not limited to: survey fee, insurance premium, attorney’s fee, arbitration fee, litigation cost and execution fee.

7.6
The Borrower shall honestly offer financial statements in time in accordance with the Lender’s requirements, which including but not limited to: balance sheet, income statement, cash flow statement, analysis of financial conditions, audit report by CPA, and relevant supporting statements and footnotes of financial statements.

7.7
Without the Lender’s written agreement, the Borrower cannot transfer all or part of the rights and obligations under this Agreement to the third party, cannot implement Agreementing or leasing management, merging and acquiring, partial or whole shareholding reform, dividing or joint-operation, joint-venture or cooperation, transferring the title of property, capital/debt reorganization, establishing subsidiary company or making equity investment outside the company, applying for termination of business, cease of business, dissolution and bankruptcy, etc..

7.8
Without the Lender’s agreement, the Borrower cannot make significant changes of its articles of association and scope of business, cannot sale, rent, transfer or settle all or majority of its property by other methods, and cannot make guaranty for the third party which may have significant adverse effects on its financial status or the ability of implementing its obligations under this Agreement.

7.9
The Borrower shall inform the Lender of the significant change of its residential address, correspondence address, contact, scope of business and legal representative within 5 days after the change in written form.

7.10
The Borrower shall instantly inform the Lender of the events which constitute danger to its normal operation or have significant adverse effects on the implementation of its obligation of repayment under this Agreement (including but not limited to: significant arbitration or litigation events, compulsory execution, bankruptcy, deterioration in financial status).

8.	Liability for Breach of Agreement

8.1
The Lender shall pay liquidated damage to the Borrower on the basis of the amount of default and number of days extended when it fails to provide the Borrower with the Loan in accordance with the date and amount specified in this Agreement, other than the Lender’s default is caused by the Borrower. And the liquidated damage shall be calculated in the same way of calculating the loan interest at the same period.

8.2
If the Borrower violates the obligations under this Agreement, the Lender shall have the right to request the Borrower to correct such breach within a time limit, cease the loan, recover the loan in advance, declare that the loan under other Agreement concluded between the Borrower and the Lender is due immediately, or take other creditor’s rights preservation measures.

8.3
If any guarantor of the Loan violates its obligations specified in the security Agreement, the Lender shall have the right to take measures such as cease the loan, recover the loan in advance or other asset preservation measures.

9.	Effectiveness

This Agreement shall come into force on the day when the parties all sign and stamp the Agreement (if need mortgage and ledge registration, the Agreement shall become effective from the day on which mortgage and ledge registration is completed), and it shall terminate on the day on which all the principal, interest, compound interest, default interest and other fees are settled up.

10.	Settlement of Disputes

Any disputes arising from the performance of this Agreement shall be settled through friendly consultation by both parties, or otherwise settled according to the second way as follows:

10.1
Arbitration. It shall be submitted to _________  Financial Arbitration Commission for arbitration according to its applicable arbitration rules. The arbitration award is final and binds the two parties.

10.2	Litigation. The court in the place of residence of the Lender shall have the jurisdiction over the case.

11.	Others

Settle interest by month.

12.	Attachments

12.1	The attachments are indivisible parts of this Agreement and have the same legal effect with this Agreement.

12.2	Attachments of this agreement include:

Attachment 1:

Attachment 2:

13.	Supplementary Articles

13.1	The Loan Note is a part to this Agreement and it has the same legal effect with this Agreement.

13.2	This Agreement is made out in ____ copies; both the two parties hold one copy with the same legal effect.

14.	Special Reminder

The Borrower has made careful research on the provisions of this Agreement, and understood the provisions correctly. The Lender has made explanation at the Borrower’s requirement. The two parties who sign this Agreement have no dissents to the meaning of this Agreement.

The Lender:   Tongye Credit Association of Anyang Rural Credit Cooperation Association

(Seal)

Legal Representative/Person In Charge:	(signature and seal) /s/ Wang Wen Feng
Date of Agreement:  March 22, 2010

Contracting Place: Tongye Credit Association of Anyang Rural Credit Cooperation Association

The Borrower: Henan Shuncheng Group Coal Coke Co., Ltd

(Seal)

Legal Representative/Person In Charge/ Entrusted Agent:	(signature and seal) /s/ Wang Xinshun

Date of Agreement:  March 22, 2010

Contracting Place: Tongye Credit Association of Anyang Rural Credit Cooperation Association